SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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IMATION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMATION CORP.

1 Imation Place
Oakdale, Minnesota 55128

March 24, 2004

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2004 Annual Meeting of Shareholders. The Meeting will be held this year on Wednesday, May 5, 2004, at 9:00 a.m., local time, at the Cox Convention Center (adjacent to the Renaissance Oklahoma City Hotel), 1 Myriad Gardens, Oklahoma City, Oklahoma, 73102. All holders of the Company’s outstanding common stock as of the close of business on March 12, 2004 are entitled to vote at the Annual Meeting. Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented after the Annual Meeting and shareholders will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to vote your shares either by telephone, Internet or the mail in order to ensure that your shares will be represented at the Annual Meeting. Instructions on how to vote your shares by telephone or the Internet are on the accompanying proxy card. If you choose to vote by mail, please complete, date, sign, and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the Annual Meeting.

Sincerely,

William T. Monahan
Chairman of the Board, President and
Chief Executive Officer

IMATION CORP.

1 Imation Place
Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 5, 2004

To the Shareholders of Imation Corp.:

The 2004 Annual Meeting of Shareholders of IMATION CORP. will be held on Wednesday, May 5, 2004, at 9:00 a.m., local time, at Cox Convention Center (adjacent to the Renaissance Oklahoma City Hotel), 1 Myriad Gardens, Oklahoma City, Oklahoma, 73102, for the following purposes:

1.	To elect two Class II directors of the Company to serve for a three-year term;

2.	To act on the proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, to audit the consolidated financial statements of Imation Corp. for fiscal year 2004;

3.	To transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the following pages of the Proxy Statement.

The Board of Directors has fixed the close of business on March 12, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

John L. Sullivan
Senior Vice President, General Counsel
and Secretary

Oakdale, Minnesota
March 24, 2004

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR MARK, DATE, SIGN AND PROMPTLY MAIL

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE MEETING.

IMATION CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (the “Company” or “Imation”) for use at the Annual Meeting of Shareholders of Imation to be held on May 5, 2004, and at all adjournments thereof. All shareholders of record as of the close of business on March 12, 2004 are entitled to vote at the Annual Meeting and, as of that date, there were approximately 35,331,094 shares of common stock, $.01 par value, of the Company outstanding. Each share of common stock entitles the holder to one vote. Shares of common stock held in the Company’s treasury will not be voted and will not be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

The Company anticipates that this Proxy Statement and the accompanying form of proxy will first be sent to its shareholders on or about March 25, 2004.

A proxy card is enclosed for your use. In order to register your vote, complete, date and sign the proxy card and return it in the envelope provided or vote your proxy by telephone or Internet in accordance with the voting instructions set forth on the proxy card.

You have three choices on each matter to be voted upon at the Annual Meeting. With respect to the election of directors, by checking the appropriate box on your proxy card, you may (i) vote for all of the director nominees as a group, (ii) withhold authority to vote for all director nominees as a group, or (iii) vote for all director nominees as a group except those nominees you designate. With respect to the ratification of the appointment of the independent auditors, by checking the appropriate box on your proxy card, you may (i) vote “FOR” the item, (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” from voting on the item. If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by submitting another proxy by telephone or the Internet at a later date, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf.

If you “abstain” on any matter (or “withhold authority” as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.

Security Ownership of Certain Beneficial Owners

The following table sets forth the holdings, as of January 31, 2004, of the Company’s outstanding common stock of each person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of the Company’s voting securities:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

Private Capital Management, L.P.
Bruce S. Sherman Gregg J. Powers
8889 Pelican Bay Blvd. Naples, Florida 34108	5,257,736	(1)	14.8%
Harris Associates, L.P./ Harris Associates, Inc.
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790	3,554,754	(2)	10.0%
Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288	3,419,964	(3)	9.6%
Iridian Asset Management LLC
Governor and Company of the Bank of Ireland
BancIreland/ First Financial, Inc.
IBI Interfunding
BIAM (US), Inc.
276 Post Road West
Westport, CT 06880	1,866,500	(4)	5.2%

(1)	A Schedule 13G was filed with the Securities and Exchange Commission on February 17, 2004 by Private Capital Management, L.P. (“PCM”), and its Chief Executive Officer, Bruce S. Sherman, and its President, Gregg J. Powers, reporting beneficial ownership of an aggregate of 5,257,736 shares of common stock. Of such shares, PCM, Mr. Sherman and Mr. Powers reported that they had shared voting and dispositive powers with respect to 5,257,736 shares. Mr. Sherman and Mr. Powers disclaimed beneficial ownership of such shares, which are held by PCM’s clients and managed by PCM. Mr. Powers reported that he had sole voting and dispositive powers with respect to an additional 41,000 shares of common stock.

(2)	A Schedule 13G was filed with the Securities and Exchange Commission on February 13, 2004 by Harris Associates, L.P. (“Harris”) and Harris Associates Inc. (“HAI”) reporting that Harris and HAI had shared power to vote 3,554,754 shares of common stock, sole power to dispose of 2,339,754 shares of common stock and shared power to dispose of 1,215,000 shares of common stock. Harris serves as investment adviser to the Harris Associates Investment Trust (the “Trust”) and various of Harris’s officers and directors are also officers and the trustees of the Trust. The Trust owns 1,215,000 shares of common stock, which are included in the shares with respect to which Harris has shared voting and dispositive powers.

(3)	A Schedule 13G was filed with the Securities and Exchange Commission on February 11, 2004 by Wachovia Corporation (“Wachovia”) reporting that Wachovia had sole power to vote 2,679,386 shares of common stock, shared power to vote 5,500 shares of common stock, sole power to dispose of 3,383,862 shares of common stock and shared power to dispose of 12,217 shares of common stock. Wachovia filed the report as a parent holding company for Evergreen Investment Management Company (Investment Advisor), Wachovia Securities, LLC (Investment Advisor), J.L. Kaplan Associates, LLC (Investment Advisor), Wachovia Securities Financial Network, LLC (Broker Dealer), Delaware Trust Capital Management, Inc. (Bank) and Wachovia Bank, N.A. (Bank). Evergreen Investment Management Company, Wachovia Securities, LLC, J.L. Kaplan Associates, LLC and Wachovia Securities Financial Network, LLC are investment advisors for mutual funds and/or other clients; the securities reported by these subsidiaries are beneficially owned by such mutual funds or other clients. The other Wachovia entities listed above hold the securities reported in a fiduciary capacity for their respective customers.

(4)	A Schedule 13G was filed with the Securities and Exchange Commission on February 5, 2004 by Iridian Asset Management LLC, Governor and Company of the Bank of Ireland, BancIreland/ First Financial, Inc., IBI Interfunding and BIAM (US), Inc. reporting beneficial ownership of an aggregate of 1,866,500 shares of common stock. Of such shares, Iridian Asset Management LLC, Governor and Company of the Bank of Ireland, BancIreland/ First Financial, Inc., IBI Interfunding and BIAM (US), Inc. reported that they had shared voting and dispositive powers with respect to 1,866,500 shares. BIAM (US), Inc. is the controlling member of Iridian Asset Management, LLC. BancIreland/ First Financial, Inc. is the sole shareholder of BIAM (US), Inc. IBI Interfunding is the sole shareholder of BancIreland/ First Financial, Inc. and Governor and Company of the Bank of Ireland is the sole shareholder of IBI Interfunding.

Security Ownership of Management

The following table sets forth the number of shares of common stock of the Company beneficially owned as of January 31, 2004, by each director, each director nominee, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner.

	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership(1)	of Class

William T. Monahan	460,088	1.24%
Michael S. Fields	57,164	*
Linda W. Hart	84,241	*
Ronald T. LeMay	67,505	*
Marvin L. Mann	67,402	*
L. White Matthews, III	2,918	*
Glen A. Taylor	36,204	*
Daryl J. White	73,295	*
Jacqueline A. Chase	90,243	*
Frank P. Russomanno	66,600	*
John L. Sullivan	102,489	*
Colleen R. Willhite	53,729	*
All Directors and Executive Officers as a Group(14 persons)	1,276,471	3.43%

*	Indicates ownership of less than 1%.

(1)	The shares shown include: (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days: Mr. Monahan, 442,840 shares; Mr. Fields, 53,836 shares; Ms. Hart, 70,000 shares; Mr. LeMay, 64,247 shares; Mr. Mann, 63,534 shares; Mr. Taylor, 30,000 shares; Mr. White, 70,000 shares; Ms. Chase, 88,130 shares; Mr. Russomanno, 63,130 shares; Mr. Sullivan, 95,000 shares; Ms. Willhite, 51,442 shares; and all directors and executive officers as a group, 1,202,237 shares; and (ii) the following shares allocated as of January 31, 2004 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Monahan, 2,414 shares; Ms. Chase, 2,033 shares; Mr. Russomanno, 2,269 shares; Mr. Sullivan, 1,489 shares; Ms. Willhite, 2,096 shares; and all executive officers as a group, 14,847 shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s common stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 2003 all directors and executive officers of the Company complied with their Section 16(a) filing requirements.

BOARD OF DIRECTORS

Corporate Governance

Corporate Governance Guidelines

The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which are intended to describe the governance principles and procedures by which the Board functions. The Guidelines, which comply with the criteria established under the Corporate Governance Rules of the New York Stock Exchange, cover director qualifications and retirement policy, director responsibilities, board committees, director access to officers and employees, director compensation, director orientation and continuing education, CEO evaluation and management succession, and annual performance evaluation. The Guidelines are available on the Company’s website. The Internet address for the Company’s website is http://www.imation.com and the Guidelines may be found on the Company’s “Investor Relations” page, which can be accessed from the main web page under “About Imation.” Copies of the Guidelines are also available in print to any shareholder who requests them and such requests should be made to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Code of Ethics

The Company has had a Business Conduct Policy in place since its inception that applies to all employees. The Business Conduct Policy also applies to the Board of Directors. The Business Conduct Policy is available on the Company’s website. The Internet address for the Company’s website is http://www.imation.com. The Business Conduct Policy may be found on the Company’s “Investor Relations” page, which can be accessed from the main web page under “About Imation.” Copies of the Business Conduct Policy are also available in print to any shareholder who requests them and such requests should be made to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Annual Meeting Attendance Policy

Directors are expected to attend the Company’s Annual Meeting of Shareholders. The Company uses its best efforts to schedule the Annual Meeting of Shareholders concurrently with a board meeting in order to facilitate such attendance. Each of the Company’s Board members attended the Company’s 2003 Annual Meeting of Shareholders.

Shareholder Communications with the Board

The Board of Directors has implemented a process by which the Company’s shareholders can communicate directly with non-management directors. Should any interested party wish to make their concerns known to non-management directors, such communication may be made to directors@imation.com or Imation Corp. P.O. Box 64898, St Paul, MN 55164-0698, Attn: Board of Directors.

Director Independence and Determination of Audit Committee Financial Expert

The Board undertook a review of director independence in February 2004. During this review, the Board reviewed whether there were any transactions or relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also reviewed whether there were any relationships between the directors and senior management and between directors and the Company’s independent auditors. The purpose of this review was to determine whether any such relationships or transactions, if existing, were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that all of the directors, other than the Company’s Chief Executive

Officer, William T. Monahan, are independent as defined under the New York Stock Exchange listing standards.

In February 2004, the Board also undertook a review of whether the Audit and Finance Committee had an Audit Committee Financial Expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that L. White Matthews, III and Daryl J. White are Audit Committee Financial Experts as defined under those rules and are also independent as defined under those rules.

Meetings of the Board and Board Committees

Meetings of the Board

During 2003, the Board of Directors held a total of six meetings and the various committees of the Board met a total of twenty times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board meet at scheduled executive sessions at each Board meeting. The chair of the Nominating and Governance Committee, Linda W. Hart, presides at these meetings.

Committees of the Board

The standing committees of the Board of Directors include the Audit and Finance, Compensation, and Nominating and Governance Committees. Each of the Board committees has adopted a written committee charter which sets forth the function and responsibilities of the committee. The charters for the Company’s Audit and Finance, Compensation and Nominating and Governance Committees are available on the Company’s web site. The Internet address for the Company’s website is http://www.imation.com. The charters may be found on the Company’s “Investor Relations” page, which can be accessed from the main web page under “About Imation.” Copies of the committee charters are also available in print to any shareholder who requests them and such requests should be made to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Audit and Finance Committee. The Audit and Finance Committee consists of three non-employee directors: Messrs. LeMay (Chair), Matthews and White. Mr. Eaton, who retired from the Board in January 2003, was a member of the Audit and Finance Committee until his retirement and Mr. Matthews was appointed to the Audit and Finance Committee in February 2003. All of the members of the Committee are independent directors, as defined under the New York Stock Exchange listing standards. The Audit and Finance Committee held six meetings in 2003. The Audit and Finance Committee reviews the Company’s consolidated financial statements, including accounting principles and auditing principles and practices; has the authority to appoint or replace the Company’s independent auditors and approve the scope of their audit services; reviews and approves non-audit services performed by the independent auditors; reviews the Company’s compliance procedures and scope of internal controls; reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles; reviews financial policies which may impact the Company’s financial statements; monitors compliance with financing agreements; and monitors the functions of the Company’s Pension and Retirement Committee. Under the Guidelines, no director may serve on more than three public company audit committees.

Compensation Committee. The Compensation Committee consists of four non-employee directors: Messrs. White (Chair), Fields and Mann and Ms. Hart. All of the members of the Committee are independent directors, as defined under the New York Stock Exchange listing standards. The Compensation Committee held six meetings in 2003. The Compensation Committee reviews and makes recommendations as to compensation and benefits programs for the Company’s executive officers and sets Chief Executive Officer compensation; evaluates senior management performance; and oversees administration of certain stock and benefit plans.

Nominating and Governance Committee. The Nominating and Governance Committee consists of five non-employee directors: Ms. Hart (Chair) and Messrs. LeMay, Mann, Matthews and Taylor. Mr. LeMay was appointed to the Nominating and Governance Committee in January 2003 and Mr. Matthews was appointed to the Nominating and Governance Committee in February 2004. All of the members of the Committee are independent directors, as defined under the New York Stock Exchange listing standards. The Nominating and Governance Committee held eight meetings in 2003. The Nominating and Governance Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance matters and the selection of candidates as nominees for election as directors. The Nominating and Governance Committee also reports to the Board on succession planning including succession in the event of retirement of the Chief Executive Officer. The Nominating and Governance Committee has appointed, and the Board has approved, a Board sub-committee to lead the Board of Directors Chief Executive Officer search in connection with Mr. Monahan’s planned retirement by the end of 2004. The Nominating and Governance Committee has engaged an independent consulting firm to assist in the search.

The Nominating and Governance Committee will consider qualified nominees for Board membership submitted by shareholders. A candidate for election to the Board must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and international transactions and those regarding the Company’s industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by a shareholder. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee (through the Company’s Secretary at 1 Imation Place, Oakdale, MN 55128): (i) name of the candidate and a brief biographical sketch and resume; (ii) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (iii) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

Any nominations for director to be made at an Annual Meeting of Shareholders must be made in accordance with the requirements described in the section entitled “General — Shareholder Proposals for 2005 Annual Meeting.”

The Nominating and Governance Committee has engaged Heidrick and Struggles to assist in the identification and evaluation of potential board candidates. Heidrick and Struggles is a firm that has specialized in chief executive, board member and senior-level management search assignments for a wide variety of clients, including multinational corporations, mid-cap and startup companies, nonprofit entities, educational institutions, foundations, associations and governmental units for the past 50 years.

Compensation of Directors

Directors who are not employees of the Company receive an annual retainer of $34,000 and an additional fee of $5,000 per year for serving as chair of a Board committee, other than the Audit and Finance Committee for which the chair receives an annual fee of $10,000. Non-employee directors are paid $1,500 for attendance in person and $1,000 for attendance by telephone or video conference at each meeting of the Board of Directors and $1,000 for attendance at meetings of Board committees. Non-employee directors are also paid a fee in the same amount as Board in person meeting attendance fees for each interview of Board candidates. In addition, the Company matches gifts by each non-employee director to qualified charitable institutions in an amount up to $15,000 per year. The Company also reimburses any director who chooses to attend a training program for directors for the cost of attending such program, including travel and lodging, at the rate of one program per year and reimburses directors for travel costs of attending board meetings and interviews of Board candidates.

Under the terms of the 1996 Directors Stock Compensation Program, as amended (the “Directors Plan”), each non-employee director automatically receives, in lieu of 30% of his or her annual retainer fee for serving on the Board and 25% of his or her annual retainer fee as committee chair, shares of restricted common stock equal in value to such portion of the retainer fee. Restrictions on the stock lapse three years after the date of grant. The Directors Plan also permits non-employee directors to elect to receive all or part of the remainder of their annual retainer, chairperson fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock. In addition, each non-employee director automatically receives an initial stock option grant for common stock on the date he or she becomes a director and an additional annual stock option grant on the date of the annual meeting of shareholders each year. The number of shares subject to each option grant is 10,000, with the number of shares subject to the initial grant prorated for the number of months the director served as a director during the year. The options are non-qualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the common stock on the date of grant. Each option becomes fully exercisable on the date of the next annual meeting of shareholders following the date of grant, provided that all outstanding options of a director will immediately vest and become fully exercisable upon the director’s death or disability, or upon a change of control (as defined in the Directors Plan).

Employee directors are not compensated for their service on the Board of Directors.

Board Retirement Policy

The Board has adopted a retirement policy that does not permit non-employee directors to be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or the director attaining the age of 70. Mr. Mann will be retiring from the Board in May 2004 under this policy, having attained the age of 70. In addition, the Board policy requires a director who is also the chief executive officer to submit his or her resignation from the Board when he or she ceases to hold that position and any other director who is an employee of the Company to retire from the Board (i) at the time of a diminution in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines such officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Indemnification Agreements

It is the Company’s policy to indemnify its directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to the Company and to insure its directors and officers against such liabilities to the extent permitted by applicable law. The Company’s Bylaws provide for indemnification of its directors, officers and employees against such costs, expenses and other liabilities so long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. The Company has also entered into Indemnity Agreements with each of its directors pursuant to which the Company has agreed to indemnify each director to the full extent provided by applicable law and the Company’s Bylaws as currently in effect.

Item No. 1

ELECTION OF DIRECTORS

General Information

The Board of Directors of the Company is currently composed of eight directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The three directors serving in Class II have terms expiring at the 2004 Annual Meeting. Two of the three Class II directors currently serving on the Board, Mr. Taylor and Mr. White, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting. Mr. Mann will not be standing for re-election under the Board Retirement Policy noted above.

Each of the nominees standing for re-election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

Each Class II nominee elected will hold office until the annual meeting of shareholders to be held in 2007 or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his death or removal.

Information Concerning Directors

Director Nominees — Class II (Term Ending 2004)

Glen A. Taylor	Glen A. Taylor, age 62, is Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas). In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of the Company since May 2000.

Daryl J. White	Daryl J. White, age 56, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation from 1988 until his retirement in May 1996. Mr. White has been a director of the Company since July 1996 and is also a director of RLX Technologies, Inc., a privately-held company.

Board Members Continuing in Office — Class III (Term Ending 2005)

Linda W. Hart	Linda W. Hart, age 63, is Vice Chairman and Chief Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in residential and commercial building materials). Prior to joining Hart Group, Inc. in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas. Ms. Hart is currently a director of each of the Hart Group companies: Hart Group, Inc., Rmax, Inc. and L&M Acquisitions, Inc. Ms. Hart has been a director of the Company since July 1996.

William T. Monahan	William T. Monahan, age 56, has been Chairman of the Board, President and Chief Executive Officer of the Company since the Company was formed in March 1996 in connection with the spin-off of the Company from 3M. From June 1993 to March 1996, Mr. Monahan served as Group Vice President responsible for the Electro and Communications Group of 3M, and from May 1992 to May 1993, he served as Senior Managing Director of 3M Italy. From September 1989 to May 1992, Mr. Monahan was Vice President of the Data Storage Products Division of 3M. Mr. Monahan is currently a director of Hutchinson Technology Inc. and Pentair Corp. Mr. Monahan plans to retire from the Company by the end of 2004.

Board Members Continuing in Office — Class I (Term Ending 2006)

Michael S. Fields	Michael S. Fields, age 58, has been Chairman and Chief Executive Officer of The Fields Group (a management consulting firm) since May 1997. In June 1992, Mr. Fields founded Open Vision (a supplier of computer systems management applications for open client/ server computing environments). Mr. Fields served as Chairman and Chief Executive Officer of that company from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997. Prior to such time, Mr. Fields held a number of executive positions at Oracle Corporation. Mr. Fields has been a director of the Company since January 1998 and is also a director of five privately-held companies, Adhaero Corp., Vianovus, Inc., Bridgestream, Inc., Secure Compliance, Inc. and Crucian Global, Inc.

L. White Matthews, III	L. White Matthews, III, age 58, has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From February 1988 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific as well as a member of the Board of Directors from 1994 to 1998. Mr. Matthews has been a director of the Company since February 2003. He is a director and Audit Committee chairperson of Matrixx Initiatives, Inc., a publicly-held company, and a director of Mercantile Funds, Inc., a privately-held company.

Ronald T. LeMay	Ronald T. LeMay, age 58, was elected Representative Executive Officer of Japan Telecom (a telecommunications company) in November 2003 and is also an Industrial Partner of Ripplewood Holdings, LLC (a private equity fund which owns Japan Telecom). Mr. LeMay served as President and Chief Operating Officer of Sprint Corporation (a telecommunications company) from October 1997 until April 2003. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc. (a provider of waste management services). From February 1996 to July 1997, he served as President and Chief Operating Officer of Sprint. From March 1995 to September 1996, Mr. LeMay served as the Chief Executive Officer of Sprint Spectrum, a partnership among Sprint Tele-Communications, Inc., Comcast Corporation and Cox Communications. From 1989 to 1995, Mr. LeMay served as President and Chief Operating Officer of Sprint Long Distance. Mr. LeMay has been a director of the Company since July 1996 (except for the period from August 5, 1997 to December 31, 1997) and is also a director of Allstate Corporation and Ceridian Corporation.

The Board of Directors recommends you vote FOR the election of each of the nominees in Class II as directors of the Company for a three-year term. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors.

Item No. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent certified public accounting firm, to audit the consolidated financial statements of the Company for 2004. PwC has audited the Company’s financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to their merger, Coopers & Lybrand L.L.P. audited the Company’s financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent auditors. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent auditors.

OTHER BUSINESS

The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the shareholders is properly presented at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors, each of whom is independent as defined under the New York Stock Exchange Listing Standards. The Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s web site. After appropriate review and discussion, the Committee determined that it had fulfilled its responsibilities under the Committee charter during fiscal year 2003. Furthermore, the Committee has taken the following actions with respect to the Company’s audited financial statements for the year ended December 31, 2003 (the “audited financial statements”):

•	The Committee has reviewed and discussed the audited financial statements with management of the Company.

•	The Committee has discussed with PwC, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61.

•	The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC its independence from the Company. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2003 fiscal year was compatible with the maintenance of their independence.

•	Based on and relying on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the U.S. Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
Ronald T. LeMay, Chair
Daryl J. White
L. White Matthews, III

AUDIT AND OTHER FEES AND

AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICIES

Audit and Other Fees

Following is a listing of the services provided by type and amount charged by PwC to the Company for fiscal year 2003 and fiscal year 2002:

	Fiscal Year	Fiscal Year
	2003	2002

Audit Fees(1)	$1,083,242	$985,010
Audit Related Fees
Services related to business transactions	$91,476	$108,272
Attest services	$32,978	$8,826
Employee benefit plan audits	$15,177	$12,389
Other	$0	$2,430

Total Audit Related Fees	$139,631	$131,917
Tax Fees (basic tax preparation and tax planning)	$183,436	$239,752
All Other Fees
Financial training materials	$11,600	$0
Other	$1,052	$1,850

Total All Other Fees	$12,652	$1,850

(1)	Fees billed or expected to be billed for the audit of the Company’s financial statements for the fiscal year ended December 31, 2003 and for the reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q are $1,083,242 of which an aggregate amount of $586,825 has been billed through December 31, 2003.

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Company’s Audit and Finance Committee. The Audit and Finance Committee has authorized the chair of the Committee to approve services by PwC in the event there is a need for such approval prior to the next full Audit and Finance Committee meeting. The chair reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, the independent auditor will provide back-up documentation, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or chair, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. On an annual basis, a member of the Company’s management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by the Company’s auditor for such services.

In fiscal 2003, all audit services, audit related services, tax services and those items described above under all other fees (except for $1,052 of deminimus services) were pre-approved by the Audit and Finance Committee.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors is responsible for establishing the Company’s executive compensation philosophy and administering each component of the executive compensation program. The Committee is comprised entirely of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards.

The Committee reviews each executive compensation component annually to maintain alignment with the Company’s goals and philosophy.

Philosophy. The Committee uses short-term (salary and annual incentives) and long-term (stock-based) compensation to motivate executives to achieve the Company’s strategic objectives, to align the interests of executives with those of shareholders, to provide competitive total compensation, to attract and retain highly qualified key executives, and to reward individual and Company performance.

Each component of the executives’ compensation is targeted at competitive levels, as measured by a comparison with identified peer companies. The companies identified by the Committee as a peer group for purposes of executive compensation comparison were determined by annual revenues, similar product lines, and companies identified as competitors for purposes of executive talent. The Committee reviews analysis gathered from a number of industry surveys which include the peer companies, with the data adjusted through regression analysis to reflect the Company’s size (based on annual revenue) relative to those companies included in the analysis. This size-adjusted data is deemed by the Committee to provide an accurate representation of the competitive market. For 2003, the Committee hired an outside compensation consultant to review and provide guidance and recommendations on appropriate compensation, including option grants, for the Company’s executive officers.

While the Committee recognizes the need to maintain competitive levels of target compensation for the Company’s executives — in order to retain and attract qualified talent — it also desires to maintain a compensation program which rewards high performance. To the extent the Company’s performance is greater than the performance of its industry peers, total compensation is designed to exceed the competitive median. If Company performance falls short of the performance of industry peers, total compensation would be expected to also fall below the competitive median.

Components. The Company’s executive compensation program is comprised of three major components, with each playing a specific role in support of the executive compensation philosophy, as follows:

•	base salary;

•	annual incentive compensation; and

•	stock-based compensation.

In determining compensation, the Committee considers all elements of an executive’s compensation package. The Company’s compensation program is designed to enhance shareholder value by linking a large portion of executive officers’ compensation directly to Company and/or business unit performance.

Base Salary. Information regarding the competitiveness of Company executives’ base salary was provided to the Committee through the data analysis described above. The Committee granted base salary increases to certain executives as warranted by individual performance, level of responsibility, scope and complexity of the position, and salary levels for comparable positions at companies in the compensation peer group. The Committee believes that base salaries for the executive officers of the Company are positioned at competitive levels.

Annual Incentive Compensation. The Committee approved the Company’s 2003 bonus plan, which sets forth the annual target bonus award for each individual executive and all participating non-commissionable employees, as a percent of base salary. Additionally, the Board approved the financial performance targets for the Company as a whole. Payout of bonuses was derived through achievement of certain levels of performance against: i) revenue attainment targets, ii) operating income attainment targets and iii) free cash flow targets. An executive officer’s bonus, together with those payable to other participating non-commissionable employees as a group, could increase or decrease proportionately for performance levels over or under targeted levels.

For the bonus plan year 2003, Company performance was above target with respect to revenue and operating income goals and below target for free cash flow goals, resulting in a bonus payout of 71.9% (of the 100% payout) for the corporate component of the bonus plan. In addition, other business or functional unit specific components of the plan were above or below target, resulting in higher or lower levels of cash compensation being paid to executive officers and non-commissionable employees in those business or functional units. For the named executive officers, the bonus percentage payout was 71.9% for Mr. Monahan, 71.4% for Mr. Russomanno and Ms. Willhite and 79.3% for Ms. Chase and Mr. Sullivan.

Stock-Based Compensation. The Committee and management believe that broad and significant employee ownership of Company stock effectively motivates the building of shareholder wealth and aligns the interests of employees with those of the Company’s shareholders. Stock-based awards in the form of stock option grants and restricted stock awards can be made under the Company’s 2000 Stock Incentive Plan.

Stock options granted to Company executives are based on the market competitive value of long-term incentives held by other executives having similar levels of responsibility within the defined peer group of companies, executive performance and contribution, and expected Company performance.

Stock option grants allow executive officers to acquire shares of the Company’s common stock at the fair market value in effect on the date of grant and typically vest over a four-year period. The option will provide a return to the executive only if he or she remains an employee of the Company until the options have vested, and then only if the market value of the stock appreciates over the term of the option. The table entitled “Option Grants in Last Fiscal Year” summarizes the stock options granted during 2003 to the five most highly compensated executive officers.

Chief Executive Officer Compensation. The CEO’s base salary was established by a process similar to that discussed previously for other executive officers. Mr. Monahan’s total cash compensation declined 25% in fiscal year 2003 due to Company performance not meeting 100% of performance targets for the year. Bonus payments declined 50% and in May 2003 base salary increased 12% to $705,000 (as a result of the compensation process noted above) compared with 2002. Mr. Monahan had a target bonus opportunity of $634,500 under the 2003 bonus incentive plan, based solely on attainment of overall Company performance targets at a level of 100%. Mr. Monahan’s bonus opportunity could have increased to a maximum of $951,750 if the Company met its performance targets at the 150% level. Since the Company met its performance targets at the 71.9% level, Mr. Monahan received a cash bonus incentive award for 2003 in the amount of $456,206. The Company has a Severance Agreement with Mr. Monahan, the terms of which are described under the heading “Severance Agreements and Transaction Bonuses.” The Board of Directors met without the CEO on November 5, 2003 to formally evaluate the CEO’s performance through that date. The CEO evaluation is used as a part of the basis for determining CEO compensation.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under the Company’s 1996 Employee Stock Incentive Program and 2000 Stock Incentive Plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under either of these plans qualifies as performance-based compensation which will not be subject to the $1 million limitation. For fiscal year 2003, compensation paid to the CEO was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under the Company’s compensation programs.

Summary. The Committee believes the compensation plans for the Company’s executive officers have been designed so as to focus the efforts of the Company’s executive officers on the achievement of the Company’s business strategy and corporate objectives and to align the executives’ interests with those of its shareholders. The Committee will continue to evaluate these programs on an annual basis to ensure they continue to do so.

COMPENSATION COMMITTEE
Daryl J. White, Chair
Linda W. Hart
Michael S. Fields
Marvin L. Mann

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards	Options	Payouts	Compensation(3)

William T. Monahan	2003	$678,013	$456,206	$13,060	0	125,000	0	$9,729
Chairman, President	2002	$610,756	$936,313	$13,060	0	85,000	0	$38,706
and Chief Executive Officer	2001	$568,888	$433,702	$11,614	0	0	0	$41,170
Jacqueline A. Chase	2003	$249,909	$94,092	$1,940	0	12,500	0	$7,500
Vice President,	2002	$237,505	$198,807	$1,940	0	35,000	0	$25,625
Human Resources	2001	$213,661	$112,978	$1,688	0	0	0	$25,625
Frank P. Russomanno	2003	$302,237	$157,405	$0	0	30,000	0	$7,500
Executive Vice President	2002	$244,524	$312,000	$0	0	55,000	0	$7,500
and Chief	2001	$210,774	$144,010	$0	0	5,000	0	$6,375
Operating Officer
John L. Sullivan	2003	$289,563	$116,478	$2,463	0	16,000	0	$9,729
Senior Vice President,	2002	$278,467	$241,109	$2,463	0	40,000	0	$22,202
General Counsel and	2001	$262,847	$178,667	$2,138	0	0	0	$22,026
Secretary
Colleen R. Willhite	2003	$241,582	$90,334	$0	0	15,000	0	$9,729
Vice President, DS&IM,	2002	$204,138	$213,437	$0	0	50,000	0	$7,500
Manufacturing and	2001	$170,417	$70,973	$0	0	0	0	$6,375
Supply Chain

(1)	The amounts shown for 2001 include a discretionary bonus of $25,000 for Mr. Russomanno and $50,000 for Mr. Sullivan, and a years-of-service award of $154 for Ms. Chase. The remaining amounts shown for 2001 are cash payments payable to the named individuals under the Company’s 2001 Annual Bonus Plan. The amounts shown for 2002 include a years-of-service award of $508 for Mr. Monahan, a retention bonus of $60,000 for Mr. Russomanno and $62,000 for Ms. Willhite, a discretionary bonus of $7,657 for Mr. Sullivan and transaction bonuses payable to certain named individuals as a result of the sales of assets of the Company’s color proofing and color software business and the North American Digital Solutions and Services business in the aggregate amounts of $174,000 for Mr. Monahan, $40,280 for Ms. Chase and $53,600 for Mr. Sullivan. The remaining amounts shown for 2002 are cash payments payable to the named individuals under the Company’s 2002 Annual Bonus Plan. The amounts shown for 2003 include years-of-service awards of $74 for Mr. Sullivan and $446 for Mr. Russomanno. The remaining amounts shown for 2003 are cash payments payable to the named individuals under the Company’s 2003 Annual Bonus Plan. See “Severance Agreements and Transaction Bonuses.”

(2)	The amounts are reimbursements related to payment of taxes for certain life insurance policies.

(3)	The amounts for 2003 include the value of Company contributions of common stock to the accounts of the named individuals under the Retirement Investment Plan which is $7,500 for each executive. The remaining amounts shown for 2003 are payments for reimbursement of personal tax service preparation fees. The amounts for 2002 and 2001 include the value of the Company contributions of common stock to the accounts of the named individuals under the Retirement Investment Plan and for Mr. Monahan, Ms. Chase and Mr. Sullivan, the value of premiums paid by the Company on the now discontinued split-dollar life insurance program.

Option Grants in Last Fiscal Year

	Individual Grants

		% of Total Options
	Number of Securities	Granted to	Exercise
	Underlying Options	Employees in	Price	Expiration	Grant Date
Name	Granted(1)	Fiscal Year 2003	($/Share)	Date	Present Value(2)

William T. Monahan	125,000	11.41%	$33.20	05/18/13	$2,322,500
Jacqueline A. Chase	12,500	1.14%	$33.20	05/18/13	$232,250
Frank P. Russomanno	30,000	2.74%	$33.20	05/18/13	$557,400
John L. Sullivan	16,000	1.46%	$33.20	05/18/13	$297,280
Colleen R. Willhite	15,000	1.37%	$33.20	05/18/13	$278,700

(1)	All options were granted at the fair market value of a share of common stock on the grant date, become exercisable over a four-year period, and expire ten years from the grant date. All options vest immediately in the event of a change of control.

(2)	In accordance with rules of the Securities and Exchange Commission, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value for the options: expected life of the option of five years, volatility at 47%, dividend yield at 0.9%, and discount rate at 2.43%.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/03		at 12/31/03
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William T. Monahan	0	$0	421,590	410,000	$5,167,385	$1,837,188
Jacqueline A. Chase	0	$0	81,880	45,000	$1,042,995	$319,863
Frank P. Russomanno	0	$0	51,880	77,500	$585,900	$536,688
John L. Sullivan	0	$0	87,500	53,500	$1,218,100	$378,920
Colleen R. Willhite	0	$0	41,442	54,688	$467,026	$432,947

Compensation Under Retirement Plans

The Company’s Cash Balance Pension Plan (the “Pension Plan”), which is qualified under the applicable provisions of the Internal Revenue Code, covers substantially all domestic employees of the Company. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee’s account (equal to 6% of each employee’s annual eligible earnings paid in that year) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the Pension Plan year 2003, the interest-crediting rate was 4.96%. At retirement, participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value. Certain limitations on the amount of benefits under tax qualified plans, such as the Company’s Retirement Investment Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Tax Reform Act of 1986 (“TRA”). The Company’s non-qualified supplemental benefit plan provides for the payment of amounts to employees who may be affected by those limitations. The result of the payments under the non-qualified supplemental plans is that, in general, total benefits will be equal to the level of benefits which would have been payable under the named plans but for the ERISA and

TRA limitations. The benefits under the Pension Plan and non-qualified supplemental benefit plan vest after five years of service to the Company.

The estimated annual compensation payable to each of the following individuals named in the Summary Compensation Table as a single life annuity payable at age 65 under both the Company’s qualified and non-qualified pension plans (assuming that the named individuals, except Mr. Monahan (who has stated that he plans to retire by the end of 2004), continue to be employed by the Company until age 65 and receive 5% annual compensation increases and using an interest-crediting rate of 5.12%, which is the rate for 2004), are as follows: Ms. Chase, $104,970.41; Mr. Russomanno, $68,666.68; Mr. Sullivan, $128,159.53; and Ms. Willhite, $134,093.01. Mr. Monahan’s estimated annual benefit was calculated using an assumed retirement date of December 31, 2004 and his annual benefit is $87,203.06 if he defers commencement of his benefit to age 65 or $52,969.78 if he begins receiving his benefit immediately on retirement. All of these amounts were calculated based on compensation paid in 2003. Each named executive’s bonus for the year 2003, which was not paid until January 2004, was not included in the calculation, as the named executives would not receive pay credits under the Pension Plan for these amounts until 2004, the year such amounts were paid.

Mr. Monahan, Mr. Russomanno and Ms. Willhite will also retain, so long as they remain employed with the Company, the right to receive benefits accrued as of the date the Company was spun off from 3M under 3M’s pension plan. Employees who were 3M employees immediately prior to the spin-off whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with the Company and 3M, and will have their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with the Company. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by the Company. Mr. Monahan, Mr. Russomanno and Ms. Willhite are eligible to continue to accrue service credit under 3M’s pension plan as described above. The annual amount payable by the Company to those named individuals (assuming retirement from the Company for Mr. Monahan on December 31, 2004 and for Mr. Russomanno and Ms. Willhite at age 65) is as follows: Mr. Monahan, $25,784.88 if he begins receiving benefits at age 65 and $21,380.82 if he begins receiving benefits immediately on retirement; Mr. Russomanno, $20,485.44 and Ms. Willhite, $22,410.72.

Severance Agreements and Transaction Bonuses

Severance Agreement with Mr. Monahan. In August 2002, Mr. Monahan’s Employment Agreement with the Company was replaced with a Severance Agreement with the Company, which commenced as of August 7, 2002 for an initial one-year term, with automatic one-year renewals as long as Mr. Monahan is employed by the Company on the anniversary of the date the Severance Agreement became effective, unless the Company gives notice not to renew. If the Company gives notice not to renew, the Severance Agreement remains in effect for 12 months after the date Mr. Monahan receives such notice. Under the Severance Agreement, Mr. Monahan will receive certain benefits upon termination of employment by the Company for any reason other than cause, termination of employment by Mr. Monahan for good reason or termination by the Company or Mr. Monahan because of disability, provided he enters a general release of all claims against the Company within 21 days of termination. Mr. Monahan also would receive standard death and disability benefits under the Severance Agreement. The Severance Agreement is not triggered by voluntary retirement.

Upon qualification for severance benefits, Mr. Monahan would receive (i) his full base salary earned and unpaid through the date of termination, (ii) any amount earned as a bonus with respect to the fiscal year of the Company preceding the date of termination if such bonus has not yet been paid and (iii) an amount representing credit for any vacation earned or accrued but not taken during the current vacation year. Upon termination, Mr. Monahan’s base salary payments would cease and he would receive a cash payment equivalent to the sum of (i) two times the average of the sum of the actual annual bonuses paid to him for the three years prior to the fiscal year in which the date of termination occurs (specifically excluding any long-term incentive compensation) plus (ii) an amount equal to two times his annual base salary for the fiscal year in which the date of termination occurs. In the case of a termination for disability, any amounts paid or payable under the Company’s disability benefits plans or under the Social Security disability insurance program would be deducted from the total cash payment.

The Company will also provide Mr. Monahan with the Company’s welfare benefits under the Company’s plans and programs, as elected by him, for two years following the date of termination. If Mr. Monahan participated in any defined benefit pension plan immediately before the termination of his employment, he will receive additional payments equal to the excess (if any) of (i) the amount that would be payable to him as a benefit from any pension plan, had he remained employed for an additional two years at comparable salary and bonus levels, over (ii) the amount actually payable as a benefit from any pension plan. Additionally, if 3M does not treat the two years after termination (during which Mr. Monahan is eligible for severance payments under the Severance Agreement) as a period of continued employment for purposes of determining grandfathered benefits from Mr. Monahan’s employment at 3M, then the Company will pay a single lump sum cash payment (grossed up for any taxes) equal to the actuarial present value of the additional grandfathered benefits to which Mr. Monahan would have been entitled, had 3M treated the period as a period of continued employment.

In addition, upon Mr. Monahan’s termination of employment, all shares of restricted stock owned or held by Mr. Monahan or promised by the Company will be immediately vested without further restriction, all stock options granted before the Severance Agreement became effective on August 7, 2002 that are not vested as of the date of termination of employment will vest in full and remain exercisable in accordance with their terms and all options granted after August 7, 2002 will continue to vest and be exercisable in accordance with their terms as if Mr. Monahan’s employment had terminated on the second anniversary of the date of his termination.

Finally, if any payment or benefit Mr. Monahan receives pursuant to the Severance Agreement or otherwise is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Monahan will receive a gross-up payment. The gross-up payment will be calculated to ensure that he retains an amount of the gross-up payment equal to the excise tax imposed.

Severance Agreements With Other Executive Officers. Each of the other named executives has entered into a severance agreement with the Company which provides certain benefits upon termination of employment by the Company for any reason other than cause or termination of employment by the executive for good reason. Upon qualification for severance benefits, the executive would receive (i) the full base salary earned by the executive and unpaid through the date of termination, (ii) any amount earned by the executive as a bonus with respect to the fiscal year of the Company preceding the date of termination if such bonus has not been paid, and (iii) an amount representing credit for any vacation earned or accrued by the executive but not taken during the current vacation year. In lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a change of control of the Company, the executive would also receive a cash amount equivalent to the sum of (i) an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs plus (ii) an amount equal to one year’s salary for the fiscal year in which the date of termination occurs. In the event termination occurs after a change of control of the Company, the executive would instead be eligible to receive a cash amount equal to the sum of (i) an amount equal to two times the average of the sum of the actual bonuses paid to the executive for the two years prior to the fiscal year in which the date of termination occurs plus (ii) an amount equal to two times the executive’s annual salary for the fiscal year in which the date of termination occurs. The Company will also provide the executive with the Company’s standard medical and dental insurance coverages, as elected by the executive, for 12 months following the date of termination or 24 months after termination if the termination results from a change in control. In addition, all shares of restricted stock owned or held by the executive or promised by the Company will be immediately vested without further restriction.

Transaction Bonuses. Transaction bonuses were payable to qualifying named executives, except Mr. Russomanno and Ms. Willhite who were not eligible to participate in the transaction bonus program, if the Company completed the sale of any or all of its business units by means of a business combination or a sale of all or substantially all of the Company’s assets pursuant to a definitive agreement entered into prior to December 31, 2002. The transaction bonuses qualified named executives to receive from 0% to 100% of their maximum transaction bonus amount, depending on the business unit or combination of business units sold in a given transaction or combination of transactions. The maximum transaction bonus amount for Mr. Monahan was 60% of his base salary as of January 1, 2001. For each of the other named participating executives, the maximum transaction bonus amount was defined as 40% of base salary as of January 1, 2001. No executive named in the Summary Compensation Table above was eligible to receive, in the aggregate, more than 100% of the maximum transaction bonus amount for which he or she was eligible. As a result of the sale of the Company’s color proofing and color software business to Kodak Polychrome Graphics on December 31, 2001, transaction bonuses were paid in 2002 to participating qualified named executives who were employed with the Company or Kodak Polychrome Graphics on the 120th day following the transaction or were eligible for severance benefits under a severance agreement. As a result of the sale of the North American Digital Solutions and Services business to DecisionOne Corporation on August 30, 2002, transaction bonuses were paid in 2002 to participating qualified named executives who were employed with the Company on the 120th day following the transaction or were eligible for severance benefits under a severance agreement.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The graph and table below compare the cumulative total shareholder return on the Company’s common stock for the last five fiscal years with the cumulative total return of the S&P MidCap 400 Index and the Pacific Stock Exchange High Technology Index (“PSE High Tech Index”) over the same period. The graph and table assume the investment of $100 on December 31, 1998 in each of the Company’s common stock, the S&P MidCap 400 Index and the PSE High Tech Index and reinvestment of all dividends.

Five-Year Cumulative Total Return

(Total Return Index)	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Imation Corp.	$100.00	$191.79	$88.57	$123.31	$200.46	$202.36
S&P MidCap 400 Index	100.00	114.70	134.78	133.98	114.54	155.33
PSE High Tech Index	100.00	216.84	181.89	153.82	102.80	156.89

GENERAL

Proxy Solicitation

The costs of preparing, printing and mailing this Proxy Statement will be paid by the Company, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders for a fee of $5,500, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Morrow & Co., Inc.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 is being sent to shareholders with this Proxy Statement. Where more than one shareholder resides at the same address, certain of such shareholders have received notice of the Company’s intent to deliver only one Proxy Statement and Annual Report, and the Company will do so unless it receives contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in “street name” for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address, if the appropriate notice was provided or consent obtained.

The Company will deliver promptly, upon written request to the address noted below or oral request to Imation shareholder services at The Bank of New York at 1-800-432-0140, a separate copy of the Proxy Statement and/or Annual Report for the year ended December 31, 2003 to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” A shareholder may also use the address below or the phone number noted above, if a shareholder wishes to receive separate Proxy Statements and/or Annual Reports in the future or shareholders sharing an address wish to request delivery of a single copy of the Proxy Statement or Annual Report if they are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of the Company’s Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to the Company should be addressed to:

INVESTOR RELATIONS
IMATION CORP.
1 IMATION PLACE
OAKDALE, MN 55128

Shareholder Proposals for 2005 Annual Meeting

Any shareholder proposal intended to be presented at the Company’s Annual Meeting of Shareholders to be held in 2005 that is requested to be included in the Company’s Proxy Statement must be received at the principal executive offices of the Company by the close of business on November 25, 2004. Such proposal must also comply with all applicable statutes and regulations and must be sent to the attention of the Secretary of the Company.

If a shareholder wishes to present any other proposal or nominate a person to be elected as a director at the Company’s Annual Meeting of Shareholders to be held in 2005, the proposal or nomination must be received in writing by the Secretary of the Company at the Company’s principal executive offices between February 4, 2005 and March 6, 2005. However, if the Annual Meeting is to be held before April 25, 2005 or after May 15, 2005, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 60 days before the Annual Meeting. The proposal or nomination must contain the specific information required by the Company’s Bylaws, a copy of which may be obtained by writing to the Secretary of the Company.

Dated: March 24, 2004

BY ORDER OF THE BOARD OF DIRECTORS,

John L. Sullivan
Senior Vice President, General Counsel
and Secretary

ANNUAL MEETING OF SHAREHOLDERS

COX CONVENTION CENTER
1 MYRIAD GARDENS
OKLAHOMA CITY, OK 73102

MAY 5, 2004
9:00 A.M. LOCAL TIME

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s Annual Report and proxy materials via the Internet rather than by mail. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.giveconsent.com/imn.

IMATION CORP.
2004 PROXY
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William T. Monahan and John L. Sullivan, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be held at 9:00 a.m. (local time), Wednesday, May 5, 2004 at the Cox Convention Center, 1 Myriad Gardens, Oklahoma City, OK 73102, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The Proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2004 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 12, 2004 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by The Bank of New York, acting as tabulation agent for the RIP Trustee, by April 30, 2004. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.

     Indicate change of address here and mark box on reverse side.

IMATION CORP. P.O. BOX 11023 NEW YORK, N.Y. 10203-0023

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/imn

•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-205-9073

•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR

MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

You may now vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or through the internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on May 4, 2004.

1-866-205-9073
CALL TOLL-FREE TO VOTE

- DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET -

Please Sign, Date and Return	[X]
the Proxy Card Promptly
Using the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

This proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted “FOR” Items 1 and 2. Discretionary authority is hereby conferred as to all other matters which may properly come before the Annual Meeting or any adjournment thereof.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of two Directors (Class II) to serve a term of three years.

FOR ALL	[ ]	WITHHOLD FOR ALL	[ ]	EXCEPTIONS	[ ]

Nominees: 01 — Glen A. Taylor, 02 — Daryl J. White

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors.	[ ]	[ ]	[ ]

Address Change? Mark box. Indicate change on reverse.	[ ]

Check this box if you plan to attend the Annual Meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.
[ ]

     SCAN LINE

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here